Exhibit 99.1

PRESS RELEASE	Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

Avnet, Inc. Reports Second Quarter Fiscal Year 2013 Results

Sequential Growth Drives Significant Increase In Earnings

Phoenix, January 24, 2013—Avnet, Inc. (NYSE:AVT) today announced results for the second quarter fiscal year 2013 ended December 29, 2012.

Q2 Fiscal 2013 Results

	SECOND QUARTERS ENDED
	December 29,	December 31,
	2012	2011	Change
	$ in millions, except for per share data
Sales	$6,699.5	$6,693.6	0.1%
GAAP Operating Income	195.6	230.9	-15.3%
Adjusted Operating Income (1)	220.5	265.4	-16.9%
GAAP Net Income	137.5	147.0	-6.5%
Adjusted Net Income (1)	140.0	172.0	-18.6%
GAAP Diluted EPS	$0.99	$0.98	1.0%
Adjusted Diluted EPS (1)	$1.01	$1.15	-12.2%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended December 29, 2012 were essentially flat year over year at $6.70 billion; pro forma revenue declined 5.7% year over year and 4.8% in constant currency

•

Adjusted operating income of $220.5 million declined 16.9% year over year and adjusted operating income margin of 3.3% declined 67 basis points; sequentially, adjusted operating income and operating income margin were up 60.5% and 95 basis points, respectively

•	Adjusted diluted earnings per share of $1.01 declined 12.2% year over year, but increased 71.2% sequentially driven by significant profit growth in the Technology Solutions (TS) segment

Rick Hamada, Chief Executive Officer, commented, “Our overall Q2 results reflect a stronger than expected performance despite some continuing concerns on the longer term macroeconomic environment. Our team was able to leverage our recent resource alignment activities along with a few bright spots in technology spending into significant sequential improvements in EPS, margins and returns. In the December quarter, sequential growth returned to seasonal trends after below seasonal growth over the past two quarters as revenue exceeded expectations at both operating groups. Driven by stronger than expected calendar year end spending on IT infrastructure at TS and accelerating growth in our Asia components business, revenue grew over 14% sequentially in reported dollars while pro forma revenue was up 9% in constant dollars. Combined with the cost reductions implemented, this top line growth resulted in sequential adjusted operating income growing four times faster than revenue and adjusted operating income margin increasing 95 basis points to 3.3%. While our performance this quarter attests to the leverage in our model, our served markets continue to reflect an uneven recovery as questions around global growth trends persist. In this environment, we will continue to react quickly to changes in market conditions and apply our value based management discipline across the portfolio to drive continued progress toward our long-term goals.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q2 FY13	Reported	Pro Forma
	Revenue	Revenue	Revenue
	(in millions)
EM Total	$3,673.5	2.2%	-2.2%
Excluding FX (1)		3.5%	-0.9%
Americas	$1,264.9	-9.8%	-12.8%
EMEA	$914.3	-3.1%	-4.5%
Excluding FX (1)		0.9%	-0.7%
Asia	$1,494.3	19.5%	10.9%

	Q2 FY13	Q2 FY12	Change
Operating Income	$140.1	$174.9	-19.9%
Operating Income Margin	3.8%	4.9%	-105 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported revenue increased 2.2% year over year to $3.67 billion; pro forma revenue declined 2.2% year over year and 0.9% in constant dollars

•

Operating income margin decreased 105 basis points year over year to 3.8% primarily due to the temporary benefit from the hard disk drive shortages in the year ago quarter and the impact of the geographic mix shift to the Asia region combined with lower profitability in the western regions

•

Working capital (defined as receivables plus inventory less accounts payables) declined 5.8% sequentially primarily due to an 8% reduction in inventory as decreases in receivables and accounts payables essentially offset one another

•	Return on working capital (ROWC) was down 358 basis points year over year due primarily to lower operating income

Mr. Hamada added, “Although EM’s sequential pro forma revenue decline was in line with normal seasonality, we continue to see different stages of recovery by region coming out of the components supply chain correction. In our Asia region, which exceeded expectations this quarter, the notable growth in our high volume fulfillment business drove year-over-year growth comparisons into double digit territory for the first time in six quarters. In EMEA, pro forma revenue declined 8.5% sequentially in constant currency, but was down less than 1% from the year ago quarter. In the Americas region, revenue declined 1.8% sequentially and was down 12.8% year over year, on a pro forma basis, primarily due to a decision to exit the lower margin commercial components business in Latin America. On a year-over-year basis, operating income margin was down 105 basis points primarily due to the positive, yet temporary, margin lift of hard disk drive shortages in the year ago quarter, lower profitability in the western regions, which have not fully recovered, and a geographic mix shift to Asia in the current quarter. We are encouraged that our bookings strengthened throughout the quarter and our book to bill ratio closed above parity in all three regions, which suggests inventory levels are properly aligned at our customers. Although the uncertain market landscape continues, we feel well positioned to take advantage of any strengthening in our core industrial end markets as we continue progress toward our long-term goals.

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q2 FY13	Reported	Pro Forma
	Revenue	Revenue	Revenue
	(in millions)
TS Total	$3,026.0	-2.3%	-9.6%
Excluding FX (1)		-1.8%	-9.1%
Americas	$1,598.3	-3.0%	-6.1%
EMEA	$963.8	-4.2%	-19.7%
Excluding FX (1)		-2.2%	-18.0%
Asia	$463.9	4.6%	4.6%

	Q2 FY13	Q2 FY12	Change
Operating Income	$108.0	$118.9	-9.2%
Operating Income Margin	3.6%	3.8%	-27 bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•

Reported revenue declined 2.3% year over year to $3.0 billion and pro forma revenue decreased 9.6% in reported dollars and 9.1% in constant dollars; sequentially, revenue increased 36% on a reported basis and 27% on a pro forma basis in constant dollars

•	Software, storage and services grew over 35% sequentially while storage and services led the portfolio elements that increased year over year

•	Operating income margin decreased by 27 basis points year over year and was up 202 basis points sequentially to 3.6% driven by the strong sales growth

•	Return on working capital (ROWC) decreased 800 basis points year over year primarily due to lower operating income and increased over 2,500 basis points sequentially due to the strong profit growth

Mr. Hamada further added, “In the December quarter, TS revenue increased 36% sequentially and pro forma revenue grew 27% in constant dollars, slightly above the high end of normal seasonality. Revenue growth was higher than expected as customers were more willing to spend their IT budget dollars after two quarters of below seasonal growth. In North America, our data suggests that many of the IT projects that were delayed at the end of September were completed in the December quarter, which helped drive TS’ higher than expected growth. This strong revenue growth, when coupled with expense actions taken in prior quarters, combined to drive sequential operating income dollars and margin up 214% and 202 basis points, respectively. The sequential improvement in profitability was consistent across the business as all three regions improved both gross profit and operating income margins meaningfully. While this quarter represented significant progress in TS’ financial performance, we remain committed to build on this performance and deliver more consistent results as we continue progress toward our long-term goals. In the first half of fiscal 2013, we have invested in new growth opportunities by completing several acquisitions that will strengthen our competitive position and enhance the breadth of services we can offer to and through VAR partners. While macroeconomic uncertainties could continue to weigh on IT spending, we feel strongly that our competitive position and focus on solutions selling positions us to leverage future growth into improved financial performance.”

Cash Flow/Buyback

•	Cash generated from operations was $326.4 million for the quarter and $690.3 million on a rolling four quarter basis

•

During the quarter, 2.5 million shares were repurchased under the $750 million share repurchase program for an aggregate cost of $68.9 million. Since the program began in August 2011 through the end of the second fiscal quarter of 2013, 17.9 million shares have been repurchased for an aggregate cost of $525.5 million

•	Cash and cash equivalents at the end of the quarter was $815.3 million; net debt (total debt less cash and cash equivalents) was $1.18 billion

Kevin Moriarty, Chief Financial Officer, stated, “The strong operating income performance and solid working capital management combined to generate $326 million of cash from operations during the quarter. Overall, the team did an effective job of managing resources as a 6.3% decline in inventory, excluding the impact of acquisitions and foreign currency, contributed to a 5.4 day sequential reduction in the cash conversion cycle and a half turn improvement in working capital velocity. Through the first six months of the fiscal year, we have generated $407 million in cash from operations which, when combined with our strong balance sheet, provides ample liquidity to invest in profitable growth going forward.”

Outlook For 3rd Quarter of Fiscal 2013 Ending on March 30, 2013

•	EM sales are expected to be in the range of $3.625 billion to $3.925 billion and TS sales are expected to be between $2.325 billion and $2.625 billion

•	Consolidated sales are forecasted to be between $5.95 billion and $6.55 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.81 to $0.91 per share

•	The EPS guidance assumes 138.0 million average diluted shares outstanding used to determine earnings per share and a tax rate of 27% to 31%

The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the third quarter of fiscal 2013 is $1.34 to €1.00. This compares with an average exchange rate of $1.31 to €1.00 in the third quarter of fiscal 2012 and $1.30 to €1.00 in the second quarter of fiscal 2013.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this document). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Second Quarter Fiscal 2013

	Second Quarter Ended Fiscal 2013
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$195,573	$168,894	$137,481	$0.99
Restructuring, integration and other charges	24,906	24,906	19,885	0.14
Gain on bargain purchase and other		(59)	(23)	0.00
Income tax adjustments			(17,366)	(0.12)

Total adjustments	24,906	24,847	2,496	0.02

Adjusted results	$220,479	$193,741	$139,977	$1.01

Items impacting the second quarter of fiscal 2013 consisted of the following:

•

Restructuring, integration and other charges of $24.9 million pre-tax consisted of $8.5 million for facility exit-related costs, $7.6 million for integration-related costs, $7.3 million for severance, $3.0 million for transaction costs associated with recent acquisitions, $0.3 million for other charges, and a credit of $1.8 million to adjust prior year restructuring reserves no longer required;

•

A net gain consisting of an adjustment of $1.7 million pre-tax to increase the gain on bargain purchase recorded in the first quarter of fiscal 2013 to adjust the net assets acquired, partially offset by a loss on divestiture of $1.7 million pre-tax related to a small business in TS Asia; and

•	An income tax adjustment of $17.4 million primarily related to a favorable settlement of a U.S. income tax audit for an acquired company.

Second Quarter Fiscal 2012

	Second Quarter Ended Fiscal 2012
	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$230,889	$208,038	$147,023	$0.98
Restructuring, integration and other charges	34,505	34,505	23,563	0.16
Other	—	1,399	854	0.01
Income tax adjustments	—	—	539	—

Total adjustments	34,505	35,904	24,956	0.17

Adjusted results	$265,394	$243,942	$171,979	$1.15

Items impacting the second quarter of fiscal 2012 consisted of the following:

•

Restructuring, integration and other charges of $34.5 million pre-tax related to cost reduction actions initiated during the second quarter and acquisition and integration charges associated with acquired businesses. The charges consisted of $19.8 million for severance, $7.4 million for facility exit costs, $3.4 million for integration costs, $3.1 million for transaction costs, $1.7 million for other restructuring charges, and a reversal of $0.9 million to adjust prior year restructuring reserves;

•	$1.4 million pre-tax related to the write-down of a small investment and the write-off of deferred financing costs associated with the early retirement of a credit facility; and

•

An income tax adjustment of $0.5 million primarily related to the combination of a favorable audit settlement and release of a valuation allowance on certain deferred tax assets which were determined to be realizable, mostly offset by changes to existing tax positions primarily for transfer pricing.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2012 and (ii) the impact of the transfer of a business from TS Americas to EM Americas, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by approximately $6 million in the second quarter of fiscal 2012. Sales taking into account the combination of these adjustments are referred to as “pro forma sales” or “organic sales.”

	Revenue as Reported	Acquisition / Divested Revenue	Pro forma Revenue
	(in thousands)
Q1 Fiscal 2013	$5,870,057	$203,666	$6,073,723
Q2 Fiscal 2013	6,699,465	3,530	6,702,995

Fiscal year 2013	$12,569,522	$207,196	$12,776,718

Q1 Fiscal 2012	$6,426,006	$403,319	$6,829,325
Q2 Fiscal 2012	6,693,573	411,077	7,104,650
Q3 Fiscal 2012	6,280,557	313,469	6,594,026
Q4 Fiscal 2012	6,307,386	229,990	6,537,376

Fiscal year 2012	$25,707,522	$1,357,855	$27,065,377

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below.

Acquired Business	Operating Group	Acquisition Date
Tekdata Interconnections, Limited	EM	October 2012
Magirus AG	TS	October 2012
Brightstar Partners, Inc. and BPS Software	TS	November 2012
Genilogix	TS	November 2012

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity (dollars in thousands).

			Q2 FY 13	Q2 FY 12
Sales			$6,699,465	$6,693,573
Sales, annualized	(a	)	26,797,859	26,774,293
Adjusted operating income (1)			220,479	265,394
Adjusted operating income, annualized	(b	)	881,917	1,061,576
Adjusted effective tax rate (2)			27.47%	29.43%
Adjusted operating income, net after tax	(c	)	$639,654	$749,154
Average monthly working capital
Accounts receivable			$4,662,211	$4,565,435
Inventory			2,362,990	2,622,126
Accounts payable			(3,037,915)	(3,109,372)

Average working capital	(d	)	$3,987,286	$4,078,189

Average monthly total capital	(e	)	$5,405,464	$5,246,036

ROWC = (b) / (d)			22.12%	26.03%
WC Velocity = (a) / (d)			6.72	6.57
ROCE = (c ) / (e)			11.83%	14.28%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)

Adjusted effective tax rate is based upon a year-to-date (full fiscal year rate for FY12) calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconciliation to GAAP amounts in this Non-GAAP Financial Information Section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2012, Avnet generated revenue of $25.7 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED
	December 29, 2012 *	December 31, 2011 *
Sales	$6,699.5	$6,693.6
Income before income taxes	168.9	208.0
Net income	137.5	147.0
Net income per share:
Basic	$1.01	$1.00
Diluted	$0.99	$0.98

	FIRST HALVES ENDED
	December 29, 2012 *	December 31, 2011 *
Sales	$12,569.5	$13,119.6
Income before income taxes	277.8	403.9
Net income	237.8	286.1
Net income per share:
Basic	$1.71	$1.91
Diluted	$1.69	$1.88

*	See Notes to Consolidated Statements of Operations on Page 15.

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 29, 2012 *	DECEMBER 31, 2011 *	DECEMBER 29, 2012 *	DECEMBER 31, 2011 *
Sales	$6,699,465	$6,693,573	$12,569,522	$13,119,579
Cost of sales	5,931,002	5,909,439	11,116,682	11,581,848

Gross profit	768,463	784,134	1,452,840	1,537,731
Selling, general and administrative expenses	547,984	518,740	1,094,980	1,049,273
Restructuring, integration and other charges (Note 1 *)	24,906	34,505	62,314	34,505

Operating income	195,573	230,889	295,546	453,953
Other income (expense), net	1,060	742	2,543	(4,634)
Interest expense	(27,798)	(22,194)	(51,688)	(44,065)
Gain on bargain purchase and other (Note 2 *)	59	(1,399)	31,350	(1,399)

Income before income taxes	168,894	208,038	277,751	403,855
Income tax provision	31,413	61,015	39,965	117,802

Net income	$137,481	$147,023	$237,786	$286,053

Net earnings per share:
Basic	$1.01	$1.00	$1.71	$1.91

Diluted	$0.99	$0.98	$1.69	$1.88

Shares used to compute earnings per share:
Basic	136,776	147,188	138,772	149,729

Diluted	138,575	149,666	140,967	152,086

*	See Notes to Consolidated Statements of Operations on Page 15.

AVNET, INC.

CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

	DECEMBER 29, 2012	JUNE 30, 2012
Assets:
Current assets:
Cash and cash equivalents	$815,279	$1,006,864
Receivables, net	5,161,446	4,607,324
Inventories	2,223,836	2,388,642
Prepaid and other current assets	249,218	251,609

Total current assets	8,449,779	8,254,439
Property, plant and equipment, net	491,936	461,230
Goodwill	1,248,903	1,100,621
Other assets	358,912	351,576

Total assets	10,549,530	10,167,866

Less liabilities:
Current liabilities:
Borrowings due within one year	490,270	872,404
Accounts payable	3,565,375	3,230,765
Accrued expenses and other	714,350	695,483

Total current liabilities	4,769,995	4,798,652
Long-term debt	1,508,196	1,271,985
Other long-term liabilities	165,442	191,497

Total liabilities	6,443,633	6,262,134

Shareholders’ equity	$4,105,897	$3,905,732

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

	FIRST HALVES ENDED
	DECEMBER 29, 2012	DECEMBER 31, 2011
Cash flows from operating activities:
Net income	$237,786	$286,053
Non-cash and other reconciling items:
Depreciation and amortization	57,840	44,653
Deferred income taxes	532	9,156
Stock-based compensation	27,684	22,395
Gain on bargain purchase and other	(31,350)	1,399
Other, net	30,829	34,081
Changes in (net of effects from businesses acquired):
Receivables	(399,943)	(99,251)
Inventories	246,192	2,681
Accounts payable	250,862	46,590
Accrued expenses and other, net	(13,024)	(101,942)

Net cash flow provided by operating activities	407,408	245,815

Cash flows from financing activities:
Issuance of notes in public offering, net of issuance cost	349,258	—
(Repayments of) borrowings under accounts receivable securitization program, net	(366,000)	450,000
(Repayments of) proceeds from bank debt, net	(172,481)	18,034
Proceeds from (repayments of) other debt, net	647	(509)
Repurchases of common stock	(207,192)	(220,951)
Other, net	3,351	776

Net cash flows (used for) provided by financing activities	(392,417)	247,350

Cash flows from investing activities:
Purchases of property, plant, and equipment	(55,298)	(70,850)
Cash proceeds from sales of property, plant and equipment	37	114
Acquisitions of operations, net of cash acquired	(170,960)	(107,573)
Proceeds from divestitures, net of cash divested	3,613	—

Net cash flows used for investing activities	(222,608)	(178,309)

Effect of exchange rates on cash and cash equivalents	16,032	(21,670)

Cash and cash equivalents:
—(decrease) increase	(191,585)	293,186
—at beginning of period	1,006,864	675,334

—at end of period	$815,279	$968,520

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	DECEMBER 29, 2012	DECEMBER 31, 2011	DECEMBER 29, 2012	DECEMBER 31, 2011
SALES:
Electronics Marketing	$3,673.5	$3,595.6	$7,326.6	$7,411.9
Technology Solutions	3,026.0	3,098.0	5,242.9	5,707.7

Consolidated	$6,699.5	$6,693.6	$12,569.5	$13,119.6

OPERATING INCOME (LOSS):
Electronics Marketing	$140.1	$174.9	$286.4	$366.1
Technology Solutions	108.0	118.9	142.3	183.9
Corporate	(27.6)	(28.4)	(70.9)	(61.5)

	$220.5	$265.4	$357.8	$488.5
Restructuring, integration and other charges	(24.9)	(34.5)	(62.3)	(34.5)

Consolidated	$195.6	$230.9	$295.5	$454.0

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

SECOND QUARTER AND FIRST HALF OF FISCAL 2013

(1) The results for the second quarter of fiscal 2013 included restructuring, integration and other charges which totaled $24,906,000 pre-tax, $19,885,000 after tax and $0.14 per share on a diluted basis. Restructuring charges included therein were $16,109,000 pre-tax consisting of $7,295,000 for severance, $8,516,000 for facility exit costs and $298,000 for other restructuring charges. Integration costs and acquisition transaction costs were $7,575,000 pre-tax and $3,012,000 pre-tax, respectively. In addition, the Company recorded a credit of $1,790,000 pre-tax to adjust reserves related to prior year restructuring activity that were no longer required.

The results for the first half of fiscal 2013 included restructuring, integration and other charges which totaled $62,314,000 pre-tax, $46,986,000 after tax and $0.33 per share on a diluted basis. Restructuring charges included therein were $46,319,000 pre-tax consisting of $33,195,000 for severance, $12,652,000 for facility exit costs and $472,000 for other restructuring charges. Integration costs and acquisition transaction costs were $12,624,000 pre-tax and $5,792,000 pre-tax, respectively. In addition, the Company recorded a credit of $2,421,000 pre-tax to adjust reserves related to prior year restructuring activity that were no longer required.

Severance charges recorded in the first half of fiscal 2013 related to over 800 employees in sales, administrative and support functions in connection with the cost reduction actions taken in all three regions in both operating groups with employee reductions of approximately 560 in EM, 225 in TS and the remaining in business support functions. Facility exit costs for vacated facilities related to fourteen facilities in the Americas, ten in EMEA and five in Asia and consisted of reserves for remaining lease liabilities and the write-down of fixed assets.

The results for the second quarter and first half of fiscal 2012 included restructuring, integration and other charges which totaled $34,505,000 pre-tax, $23,563,000 after tax and $0.16 per share on a diluted basis. Restructuring charges included therein were $28,938,000 pre-tax consisting of $19,792,000 for severance, $7,406,000 for facility exit costs and $1,740,000 for other restructuring charges, primarily other onerous lease liabilities. Integration costs and acquisition transaction costs were $3,449,000 pre-tax and $3,066,000 pre-tax, respectively. In addition, the Company recorded the reversal of $948,000 pre-tax to adjust reserves related to prior year restructuring activity which were no longer required.

Severance charges recorded in the second quarter of fiscal 2012 related to over 350 employees in sales, administrative and finance functions in connection with the cost reduction actions taken in all three regions in both operating groups with employee reductions of approximately 250 in EM and 100 in TS. Facility exit costs for vacated facilities related to nine facilities in the Americas, three in EMEA and two in Asia and consisted of reserves for remaining lease liabilities and the write-down of leasehold improvements and other fixed assets.

(2) During the first quarter of fiscal 2013, the Company acquired Internix, Inc., a company publicly traded on the Tokyo Stock Exchange, through a tender offer. After assessing the assets acquired and liabilities assumed, the consideration paid was below book value even though the price paid per share represented a premium to the trading levels at that time. Accordingly, the Company recognized a gain on bargain purchase of $31,291,000 pre- and after tax and $0.22 per share on a diluted basis in the first quarter of fiscal 2013. During the second quarter of fiscal 2013, the Company determined an adjustment to the net assets acquired was required and, as a result, recorded an increase to the gain on bargain purchase of $1,727,000 pre- and after tax and $0.01 per share on a diluted basis for a total gain on bargain purchase related to Internix for the first half of fiscal 2013 of $33,018,000 pre- and after tax and $0.23 per share on a diluted basis.

Also during the second quarter of fiscal 2013, the Company divested of a small business in TS Asia for which it recognized a loss of $1,667,000 pre-tax, $1,704,000 after tax and $0.01 per share on a diluted basis which was recorded in “gain on bargain purchase and other.” The combination of this loss and the gain on bargain purchase noted above resulted in the gain of $59,000 pre-tax in “gain on bargain purchase and other” for the second quarter of fiscal 2013 and a gain of $31,350,000 for the first half of fiscal 2013.

During the first half of fiscal 2012, the Company recognized other charges of $1,399,000 pre-tax, $854,000 after tax and $0.01 per share on a diluted basis, which related to a write-down of an investment in a small technology company and the write-off of certain deferred financing costs associated with the early termination of a credit facility.